Exhibit 99.1

FOR IMMEDIATE RELEASE

Bank of Hawaii Announces Senior Management Changes

HONOLULU, HAWAII – (Dec. 19, 2005) - Bank of Hawaii Corporation (NYSE: BOH) today announced the following senior management changes:

Peter Ho, vice chairman of the Investment Services Group (ISG), will become vice chairman and chief banking officer.  Ho will add responsibility for the Commercial Banking Group, currently overseen by Vice Chairman Alton Kuioka.  Prior to being promoted to vice chairman for ISG, Ho had been executive vice president for Commercial Banking.  Ho also becomes a member of the bank’s Board of Directors.

Kuioka, who will continue as a vice chairman and member of the board, is reducing his overall responsibilities and will focus his attention on supporting client relationships.

David Thomas, vice chairman of the Retail Banking Group, will become vice chairman and chief operating officer acquiring the additional responsibility for the bank’s Operations and Technology Divisions.

Operations and Technology currently report to Vice Chairman Neal Hocklander, who announced that he intends to leave the bank in June of next year as part of his planned transition.  In the interim, Hocklander will continue to serve on the Managing Committee and oversee Human Services and related activities.

“The changes position us well for the future and recognize the talents and leadership skills of these senior managers,” said Allan R. Landon, Bank of Hawaii’s Chairman and Chief Executive Officer. “These appointments are part of our ongoing process to further integrate our business units.”

The changes become effective Jan. 2, 2006.

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation visit the company’s web site at: www.boh.com.

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